Exhibit 99.1


NEWS BULLETIN                                   RE: NOBLE ROMAN'S, INC.
                                                    1 Virginia Avenue, Suite 300
                                                    Indianapolis, IN  46204

FOR ADDITIONAL INFORMATION, CONTACT:
For media information:  Scott Mobley, President  317/634-3377
Company or Franchise Information:  Paul Mobley, Chairman & CEO  317/634-3377
Investors: Brett Maas, Hayden IR 646/53-7331 or brett@haydenir.com



         Noble Roman's Take-N-Bake Franchise Concept Continues to Expand

   Nine Take-N-Bake Units Currently Under Development, Will Bring to 16 Total to Date Grocery Store TNB Concept Reaches 1,625 Stores

(Indianapolis, Indiana) - June 17, 2013 - Noble Roman's, Inc. (OTC BB: NROM), the Indianapolis based franchisor of Noble Roman's Pizza and Tuscano's Italian Style Subs, today provided an update on the continued expansion of its popular take-n-bake (TNB) concept, both in grocery stores around the country and with the stand-alone TNB franchise concept.

The Company has signed five new stand-alone TNB franchise agreements in the last two weeks, bringing the total number of TNB units open or in development to 16. To date, seven of those units are currently open and nine are under development or construction and expected to open during the next several months.

In addition, Noble Roman's has continued to expand the number of grocery stores offering Noble Roman's Take-n-Bake pizza. To date, approximately 1,625 license agreements have been signed. The Company has been steadily expanding its grocery network, and interest from grocery chains is growing. Management attends grocery trade shows to create awareness within the industry, including the International Dairy Deli Bakery Association trade show in Orlando this month.

In addition to expanding the Company's presence with take-n-bake pizzas, Noble Roman's continues to steadily grow in the non-traditional venue other than grocery stores and has added 22 non-traditional franchise/license agreements thus far in 2013.

"Take-n-bake continues to be one of the fastest growing segments of the pizza industry," commented Paul Mobley, Chairman and CEO, Noble Roman's Inc. "And Noble Roman's is at the forefront of this trend, methodically increasing our presence in grocery stores around the country and growing our stand-alone TNB franchises. We continue to grow our pipeline of franchise prospects for the stand-alone take-n-bake concept, and expect to have several others under development over the coming weeks. We have signed license agreements for approximately 1,625 grocery stores to carry our TNB product, and expect to add to our grocery network steadily in the coming months. Our new hot pizza by the slice offering has helped us to accelerate our penetration with grocery stores around the country. With our recognized brand and our reputation for great taste and high quality, we are poised to grow our revenues and profitability due to the popularity of the TNB concept."

The Noble Roman's Take-n-Bake concept features the chain's popular traditional hand-tossed style pizza, Deep-Dish Sicilian pizza, the SuperThin pizza, and Noble Roman's famous breadsticks with spicy cheese sauce, all in a convenient cook-at-home format. Additional menu items will include such items as fresh salads, cookie dough, cinnamon rounds, bake-able pasta, cheesy sticks and more. The take-n-bake pizza design grew out of the rising popularity of take-n-bake generally, the Company's success in licensing grocery stores nationwide to carry Noble Roman's take-n-bake pizza, and the company's existing reputation for fun, great tasting pizza. The Noble Roman's stand-alone take-n-bake unit requires only 900 square feet with a minimal amount of equipment and build-out relative to a regular quick-service restaurant, resulting in a much lower investment cost. Additionally, the take-n-bake units require much less labor and other operating costs, such as utilities, making it simpler and more affordable to operate, contributing to a compelling franchise opportunity for potential franchisees.

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About Noble Roman's
Noble Roman's, Inc. sells and services franchises and licenses for non-traditional foodservice operations under the trade names "Noble Roman's Pizza," "Noble Roman's Take-n-Bake," and "Tuscano's Italian Style Subs." The Company has awarded franchise and/or license agreements in all 50 states plus Washington, D.C., Puerto Rico, the Bahamas, Italy, Canada and the Dominican Republic.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and the success or failure of its recently developed stand-alone take-n-bake operation. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended. The company undertakes no obligations to update the information in this press release for subsequent events.


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